Exhibit 99.2

SYNERGY PHARMACEUTICALS ANNOUNCES LICENSE AGREEMENT WITH LUOXIN PHARMACEUTICAL GROUP FOR TRULANCE® (PLECANATIDE) IN CHINA

NEW YORK, NY - August 7, 2018 -  Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) announced today that the company has entered into a license agreement with Luoxin Pharmaceutical Group Co., Ltd., Shandong (Luoxin) providing Luoxin exclusive rights to develop and commercialize Synergy’s lead product TRULANCE® (plecanatide) for the treatment of adults with chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C) in mainland China, Hong Kong and Macau.

“Luoxin is a leading pharmaceutical company in China with strong capabilities for successfully delivering TRULANCE to patients in its market,” said Troy Hamilton, Chief Executive Officer of Synergy Pharmaceuticals Inc. “This partnership builds on the Canadian licensing deal we announced for TRULANCE earlier this year and demonstrates our team’s continued execution towards our key business priorities of optimizing the value of TRULANCE, ensuring a strong financial foundation, and continuing to explore all strategic business development opportunities. We look forward to supporting the Luoxin team in their efforts to bring TRULANCE to patients suffering from CIC and IBS-C in China.”

“We are pleased to partner with Synergy to bring this exciting new treatment option to benefit millions of patients suffering from these chronic gastrointestinal conditions in China.” said Baoqi Liu, Chairman of Luoxin Pharmaceuticals. “Over the years, Luoxin Pharmaceuticals has established a strong product line of proton pump inhibitors to treat gastrointestinal diseases, and we are conducting a Phase III clinical trial on LXI-15028 (CJ-12420), a p-CAB inhibitor licensed in from the Korean pharmaceutical company CJ Healthcare and recently approved by Korean health authorities, which will further enrich our product line in digestive system.  We believe TRULANCE® will bring a great amount of value to our arsenal of solutions to fight these conditions. Luoxin Pharmaceuticals adheres to our corporate mission of ‘Delivering Health’, and we look forward to working with Synergy on our mutual goal of making TRULANCE available to as many patients and their health care providers as possible.”

Under the terms of the agreement, Synergy will receive an upfront payment of $12 million. Synergy is also eligible, in the event that certain regulatory and commercial milestones are met, to receive additional payments of up to $56 million in aggregate. In addition, Synergy is eligible to receive tiered royalty payments on aggregate net sales. Luoxin will lead clinical development in China and be responsible for all activities and expenses relating to clinical development, regulatory approval, and commercialization in China. Yafo Capital acted as a financial advisor on this transaction.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. The company has pioneered discovery, research and development efforts around analogs of uroguanylin, a naturally occurring human GI peptide, for the treatment of GI diseases and disorders. Synergy’s proprietary GI platform includes one commercial product TRULANCE® (plecanatide) and a second product candidate — dolcanatide. For more information, please visit www.synergypharma.com.

About Luoxin

Luoxin Pharmaceutical is a pharmaceutical company in China that engages in pharmaceutical research and development, manufacture, sales, and healthcare services. Established in 1988, Luoxin has grown into a company with more than 6,500 employees and sales reaching 1.4 billion US dollars. The company provides pharmaceutical products in gastrointestinal, respiratory, cardiovascular, infectious diseases and cancer, among other therapeutic areas. The company has been included in  “Top 100 Pharmaceutical Companies” in terms of overall competence nationwide since 2006, and “Top Pharmaceutical Companies with Competitive R&D Pipelines” nationwide since 2011. For more information, please visit www.luoxin.cn.

Forward-Looking Statement

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Synergy Pharmaceuticals Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the timing and potential for successful development, launch, introduction and commercial potential of TRULANCE; growth and opportunity, including peak sales and the potential demand for TRULANCE, as well as its potential impact on applicable markets; market size; substantial competition; our ability to fund the payment of interest and principal of the loan amounts and to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; dependence upon third parties; our financial performance and results, including the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges or otherwise as expected; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s most recent periodic reports filed with the Securities and Exchange Commission, including Synergy’s Form 10-K for the year ended December 31, 2017. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances except as required by law.

Company Contact:

Gem Hopkins

VP, Investor Relations and Corporate Communications

212-584-7610

ghopkins@synergypharma.com